UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/05/2013

WashingtonFirst Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35768

Virginia	26-4480276
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11921 Freedom Drive, Suite 250 Reston, VA 20190
(Address of principal executive offices, including zip code)

7038402410
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

This Amendment supplements the information previously reported by WashingtonFirst Bankshares, Inc. (the "Company") in its Current Report on Form 8-K filed December 21, 2012 reporting, among other things, the capital raising activities of the Company (the "Private Placements") in connection with the Company's acquisition of Alliance Bankshares Corporation (the "Merger").

Pursuant to the Private Placements and as previously disclosed, on December 21, 2012, the Company generated aggregate gross proceeds of approximately $27.1 million from the issuance of shares of its common stock, $.01 par value per share ("Common Stock"), and Series A non-voting common stock, $5.00 par value per share ("Series A Stock").

The agreements relating to the Private Placements required the purchase price per share to be determined between the Company and the investors after closing the Merger. The price per share to the investors was to be based on the Company's unaudited tangible book value as of the month-end immediately preceding the month in which the Merger was consummated, and (i) be prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with the Company's practice in preparing its 2011 year-end audited financial statements, (ii) give effect to the consummation of the Merger and the issuance of any shares of Common Stock between such month-end and the date the Merger was consummated and (iii) not give effect to the Private Placements or certain expenses of the Private Placements (notwithstanding the requirements of GAAP).

In accordance with the procedures specified in the agreements relating to the Private Placements, the final price per share was determined to be $11.30. Based on this final per share price, the Private Placements resulted in the aggregate issuance of 1,351,655 shares of Common Stock and 1,044,152 shares of Series A Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WashingtonFirst Bankshares, Inc.

Date: February 05, 2013	By:	/s/ Matthew R. Johnson
Matthew R. Johnson
Executive Vice President and Chief Financial Officer